UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 12, 2007

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 15, 2007, the Company submitted a draw request to the lender in the amount of $650,000 pursuant to its $55 million Amended and Restated Credit Facility dated January 19, 2006 (the “Credit Facility”). The Company currently owes $54,350,000 under the Credit Facility. The draw request was not acted upon and as a result on September 30, 2007 the Company failed to make a timely interest payment to the lender in the amount of $379,705. The lender deferred any notice of default to the Company pending negotiations for an amendment to the Credit Facility.

On October 12, 2007, the Company and the lender executed an amendment to the Credit Facility in which the lender has agreed to defer the September 30, 2007, October 31, 2007 and November 30, 2007 interest payments under the Credit Facility (the “Interest Payments”) until the earlier of (1) three business days after the Company receives funds relating to the closing of the sale of Restaurant Connections International, Inc. (“RCI”), in which the Company has a thirty-four percent (34%) interest, or (2) December 31, 2007. RCI has received a proposed Letter of Intent for the sale of RCI which has been accepted in principle by the board of directors of RCI. If the sale of RCI were to occur it is anticipated that the Company will receive sufficient funds to meet the Interest Payments to the lender. There can be no assurance as to when or if a sale of RCI will occur.

A copy of the Amendment to the Credit Facility is incorporated herein by reference as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K: 10.1 Amendment dated October 12, 2007 to the Amended and Restated Credit Facility dated January 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: October 15, 2007	By:	/s/ James J. Kohn
James J. Kohn
Chief Financial Officer

  INDEX TO EXHIBITS

Item	Exhibit
10.1	Amendment dated October 12, 2007 to the Amended and Restated Credit Facility dated January 19, 2006.